AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between NNN CHASE TOWER REO, LP, a Texas limited partnership, NNN OF8 CHASE TOWER REO, LP, a Texas limited partnership, CBD CHASE TOWER, LP, a Texas limited partnership (f/k/a ERG Chase Tower, LP), and NNN VF CHASE TOWER REO, LP, a Texas limited partnership (collectively, “Seller”) and 221 WEST SIXTH STREET, LLC, a Texas limited liability company (“Buyer”), is made and entered into as of the Effective Date (as defined below).

Recitals

A. Seller owns certain real property and improvements located at 221 West Sixth Street, Austin, Travis County, Texas, and more specifically described in Exhibit A attached hereto, commonly known as Chase Tower and certain other assets, as hereinafter described.

B. Subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined).

C. For purposes of this Agreement, the “Effective Date” shall be defined as the later of: (i) the date this Agreement is executed by the last of the parties comprising Seller to execute this Agreement, as evidenced by the date of such execution as set forth on Seller’s signature pages hereof; and (ii) the date this Agreement is executed by Buyer, as evidenced by the date of such execution as set forth on Buyer’s signature page hereof.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale. The above “Recitals” are hereby incorporated into this Agreement as if fully set forth herein. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey and assign to Buyer, and Buyer hereby agrees to purchase and accept from Seller, the following property (collectively, the “Property”):

1.1. the real property described on Exhibit A attached hereto, together with all structures, buildings, improvements and fixtures located thereon or affixed or attached thereto, and all easements, privileges, tenements, hereditaments, appurtenances, benefits, interests and rights thereon, belonging or in any way appurtenant to such real property (collectively, the “Real Property”);

1.2. all rights, title and interest, if any, of Seller in and to (i) any strip or gore or any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting such Real Property; (ii) any and all entitlements, air rights, subsurface rights, development rights and water rights, water and wastewater capacities and reservations and to the extent transferable all building and other permits or approvals heretofore granted by any governmental authority with respect to such Real Property; (iii) any unpaid award made or to be made for the taking by condemnation or otherwise, for public or quasi-public use or purpose, of any of the foregoing; (iv) any unpaid award for damage to any or all of the foregoing by reason of change of grade of any such street, road or avenue; and (v) all oil, gas and other minerals of every nature with respect to such Real Property;

1.3. All leases, including associated amendments, with all persons and/or parties (“Tenants”) leasing the Real Property or any portion thereof as of the Effective Date or entered into in accordance with this Agreement prior to Closing (as hereinafter defined) (collectively, the “Leases”), together with all security deposits held in connection with the Leases and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;

1.4. all of Seller’s rights, title and interest, if any, in and to (i) any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property including without limitation the sculptures (expressly excluding that certain sculpture known as “Sugarbabies” by the sculptor George Sugarman installed or to be installed in a courtyard of the building located on the Real Property [the “Sculpture”]), paintings and other artwork, equipment (including computers), furniture, tools and supplies listed on Exhibit H attached hereto and made a part hereof (collectively, the “Tangible Personal Property”) but expressly excluding the furniture, equipment and other personal property located in the private office of the Building property manager (the “Excluded Personal Property”); (ii) any and all intangible personal property owned by Seller located on or used exclusively in connection with the Real Property including without limitation any and all plans and specifications, architectural and engineering drawings and the common name of the Real Property (including all trade names, trade marks and other identifying material associated with the Real Property, as well as all marketing or promotional materials specific thereto), records, files, computer records and software, telephone exchanges, and the name of the building; and (iii) all guaranties and warranties, to the extent transferable, related to the Property (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”);

1.5. All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, that Seller shall terminate certain Contracts, as provided hereafter; and

1.6. To the extent transferable, any and all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Real Property or any improvements thereon (collectively, the “Permits”).

2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price for the Property shall be: (i) Seventy Three Million Six Hundred and Fifty Thousand and No/100 Dollars ($73,650,000.00)(“Base Price”) plus (ii) Two Hundred Thousand and No/100 Dollars ($200,000.00)(the “Earn Out Price”) if Barringer Legal Copies enters into a lease (the “Basement Lease”) for certain space located on the basement level of the building located on the Real Property on the terms set forth on Exhibit G (in which case such lease shall be deemed approved under this Agreement) on or before the date of expiration of the Inspection Period (the “Earn-Out Deadline”).

If the Basement Lease is executed by the Earn-Out Deadline, the Purchase Price shall be equal to the Base Price and the Earn-Out Price. If the Basement Lease is not delivered to Seller by the Earn-Out Deadline, the Purchase Price shall be equal to only the Base Price. The Purchase Price shall be payable as follows:

2.1. Deposit. Within two (2) business days after the Effective Date, Buyer shall deposit into Escrow (as hereinafter defined) the amount of One Million and No/100 Dollars ($1,000,000.00) (together with any interest thereon, the “Deposit”), in the form of a wire transfer payable to Chicago Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201, Attn: Ellen Schwab, (tel. (214) 303-5300; fax (214) 965-1629; email SchwabE@CTT.com (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer. Any interest earned thereon shall be and remain the property of Buyer, and shall be credited towards the Purchase Price at Closing or paid to Buyer upon any other payment or application of the Deposit. Additionally, within two (2) business days after the Effective Date, Buyer shall deliver to Seller a check in the amount of One Hundred and No/100 Dollars ($100.00) (“Independent Agreement Consideration”), which amount the parties bargained for and agreed to as consideration for Seller’s grant to Buyer of Buyer’s exclusive right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement, and which amount shall not be or become a part of the Deposit. This Independent Agreement Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement.

2.2. Financing. Buyer shall be solely responsible for determining the form of financing (the “Buyer’s Financing”), if any, for its purchase of the Property under this Agreement.

2.2.1. The Property is encumbered by a loan in the original principal amount of Fifty Eight Million and No/100 Dollars ($58,000,000.00) and a current approximate principal amount of $57,030,685.00 (the “Existing Loan”), which Existing Loan was originally made by MMA Realty Capital, LLC, and is now held by PSP/MRC Debt Portfolio S-1, L.P. (together with its successors and assigns, the “Lender”) and is evidenced and/or secured by the documents described on Exhibit F attached hereto, which are hereinafter collectively referred to as the “Loan Documents.” In addition, partnership interests of the partners of Seller constitute security for a mezzanine loan in the original principal amount of $11,000,000.00 (the “Mezzanine Loan”), which Seller shall pay in full at Closing (and if Seller fails to do so, Buyer may, at Buyer’s sole election (a) terminate this Agreement upon such then-scheduled date of Closing and receive a refund of the Deposit, or (b) extend the date of Closing until the date of such payment). At Closing, Buyer may assume the Existing Loan (and such assumption shall, subject to the terms and conditions of this Section 2.2.1 and Sections 2.3 and 10.1.4 hereof, be a condition precedent to the Closing hereof) subject to modification of the terms of the Loan Documents or the terms of new loan documents from Existing Lender as required by Buyer, on terms and conditions acceptable to Lender and reasonably acceptable to Buyer acting in good faith (the “Assumption”). The consent and approval of Lender is required before Buyer will be permitted to consummate the Assumption. As they become due and payable, Buyer shall pay any Assumption fees, and all other costs, fees or expenses (other than Seller’s legal fees) in connection with attempting to obtain approval of the Lender of the Assumption and in assuming the Existing Loan (collectively, the “Loan Assumption Related Fees”).

2.3. Terms of Financing. Seller and Buyer agree to cooperate with each other diligently, promptly, and in good faith, at Buyer’s sole cost and expense, including legal fees and costs of the Lender or any other lender (except with respect to Seller’s legal fees) in seeking to obtain (a) the consent of Lender to the sale of the Property and (b) the Buyer’s Financing, including the Assumption, if applicable. In connection with such approval, both parties will supply the information reasonably requested by Lender with respect to such approval. Buyer shall, within five (5) business days after Buyer’s receipt of Lender’s requirements with respect to the proposed Assumption, deliver a package to Lender, containing such information regarding Buyer and Buyer’s proposed acquisition of the Property and the Assumption as Lender may reasonably require in order to consider the request for the Assumption, and for such modifications related thereto as Buyer may request (and such delivery of any such information shall in no event violate any confidentiality requirements between Seller and Buyer). Buyer shall in no event negotiate with Lender for the purchase of the Existing Loan, and Buyer acknowledges and agrees that it shall communicate and negotiate with Lender, in good faith, only regarding the assumption (and such modifications related thereto) of the Existing Loan. In the event (x) Buyer and Lender cannot agree upon the terms and conditions of the Assumption, which Assumption is to be evidenced by a commitment in writing signed by Lender and Buyer containing all necessary material terms that bind Lender and Buyer (“Commitment”), which Commitment shall be made and entered into by and between Buyer and Lender, if at all, on or before the expiration of the Inspection Period, or (y) Buyer is not otherwise able to satisfy itself as to Buyer’s Financing (in Buyer’s sole discretion) by the expiration of the Inspection Period, then Buyer shall have the right to terminate this Agreement upon written notice to Seller, and Buyer and Seller shall thereafter have no further rights or obligations with respect to this Agreement (other than such rights or obligations which expressly survive the expiration or termination of this Agreement). Buyer shall in no event be obligated to provide Seller with any information regarding its negotiations with respect to the Buyer’s Financing (including the Assumption); provided, however, that Buyer acknowledges and agrees that it shall cause Wally Reid of Holiday Fenoglio Fowler, L.P. to provide at least weekly status updates to Seller as to the status of Buyer’s negotiations with respect to the Assumption (but not with respect to the proposed monetary terms of the Assumption); and provided further, however, that Buyer shall provide Seller a copy of the Commitment (which may be redacted by Buyer to delete monetary terms and any terms proprietary to the Buyer) when executed. Buyer shall in all events be able to disclose to Lender and other prospective lenders: (i) all information received by Buyer from Seller in connection with this Agreement (which shall in no event be deemed to violate the terms of Section 24 hereof), (ii) any other information relating to the Property that is approved in advance by Seller, which approval shall not be unreasonably withheld and the disclosure of which, upon receipt of such approval, shall be deemed to not violate Section 24 hereof (collectively, the “Seller Information”), and (iii) all information requested by Lender which relates to Buyer and not to the Property. In no event shall any such disclosures of Seller Information, nor any other negotiations of Buyer and Lender with respect to the Buyer’s Financing, including the Assumption, be deemed to affect or interfere with the Existing Loan, or any rights of Seller with respect thereto, and Buyer shall have no liability to Seller with respect to such negotiations or disclosures of the Seller Information only.

Buyer may communicate with the holder of the Mezzanine Loan (the “Mezzanine Lender”) in accordance with the terms of this paragraph, including about a possible assumption of the Mezzanine Loan. In the event Seller reasonably determines that the Mezzanine Loan may be able to be assumed by Buyer and Seller provides all loan documents related to the Mezzanine Loan to Buyer under Section 4.1.10 below, Seller and Buyer agree to cooperate with each other diligently, promptly, and in good faith, at Buyer’s sole cost and expense, including legal fees and costs of the Mezzanine Lender (except with respect to Seller’s legal fees) in seeking to obtain the assumption of the Mezzanine Loan (the “Mezzanine Assumption”). In connection with such approval, both parties will supply the information reasonably requested by the Mezzanine Lender with respect to such approval. Buyer shall in no event negotiate with Mezzanine Lender for the purchase of the Mezzanine Loan, and Buyer acknowledges and agrees that it shall communicate and negotiate with the Mezzanine Lender, in good faith, only regarding the assumption (and such modifications related thereto) of the Mezzanine Loan. Buyer’s and Mezzanine Lender’s agreement on the terms and conditions of the Mezzanine Assumption shall not be a condition precedent to the Closing hereof, and Buyer shall not have the right to terminate this Agreement for any failure for any reason to assume the Mezzanine Loan. Buyer shall in no event be obligated to provide Seller with any information regarding its negotiations with respect to the Mezzanine Assumption; provided, however, that Buyer acknowledges and agrees that it shall cause Wally Reid of Holiday Fenoglio Fowler, L.P. to provide at least weekly status updates to Seller as to the status of Buyer’s negotiations with respect thereto (but not with respect to the proposed monetary terms of the Mezzanine Assumption). Buyer shall in all events be able to disclose to Mezzanine Lender the Seller Information, and in no event shall any disclosures of Seller Information, nor any other negotiations of Buyer and Mezzanine Lender with respect to the Mezzanine Assumption, be deemed to affect or interfere with the Mezzanine Loan, or any rights of Seller with respect thereto, and Buyer shall have no liability to Seller with respect to disclosures of the Seller Information.

In the event this Agreement is terminated or deemed terminated for any reason, within three (3) business days thereafter, Buyer shall provide and cause Wally Reid of Holiday Fenoglio Fowler, L.P. to provide to Seller the following information regarding its negotiations with respect to the Assumption and the Mezzanine Assumption, to-wit: specific details as to the negotiations and the proposed terms of the Assumption and Mezzanine Assumption. The obligations of Buyer described in this subparagraph shall survive any termination of this Agreement.

2.4 Deposit of the Balance of the Purchase Price at Closing. Subject to and in accordance with Section 7 below, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.

3. Title. Within the period set forth in this Section 3, Buyer shall review and approve: (i) a current preliminary title report or title commitment (the “Title Report”) for the issuance of a standard coverage owner’s policy of title insurance, with standard provisions and exceptions (the “Title Policy”) issued by Escrow Holder (sometimes referred to herein as the “Title Company”), together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the “Title Documents”); and (ii) an existing survey of the Real Property dated no later than June of 2006 (the “Survey”). Seller agrees that Buyer may obtain an update of the Survey at Buyer’s sole cost and expense, and Buyer may require the deletion of certain standard printed exceptions to and/or the obtaining of certain endorsements to, the Title Policy, at Buyer’s sole cost and expense. The Title Report, Title Documents, and Survey (if any), have been delivered to Buyer or shall be delivered to Buyer within three (3) business days of the Effective Date. If the Title Documents or Survey (or any subsequent revisions or updates thereto prior to the end of the Inspection Period) reflect or disclose any defect, exception or other matter affecting the Property that is unacceptable to Buyer, Buyer shall provide written notice to Seller thereof (whether one or more, “Buyer’s Objections”) within ten (10) days following the date Buyer receives the Title Documents and Survey (or the applicable revision or update thereto prior to the end of the Inspection Period), if any. In its sole discretion, upon written notice to Buyer (the “Reply Notice”) given within five (5) business days of receipt of the Buyer’s Objections, Seller may elect to cure or remove Buyer’s Objections, and, if Seller elects to cure or remove any Buyer’s Objections, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures such Buyer’s Objections prior to Closing. Seller shall be deemed to have elected not to cure or remove any Buyer’s Objection that Seller does not agree to remove in such Reply Notice, in which case Buyer shall be entitled, as Buyer’s sole and exclusive remedy, either to: (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller given within two (2) business days of receipt of the Reply Notice (or if no Reply Notice is given, then two (2) business days after the last date the Reply Notice could have been given), and Buyer shall thereafter promptly return the Due Diligence Items (as hereinafter defined) to Seller; or (ii) waive those Buyer’s Objections that Seller has elected not to cure and proceed to close this transaction as otherwise contemplated herein. If Buyer fails to terminate this Agreement within such time period, all matters described in the Title Report and the Title Documents and shown on the Survey except for any Buyer’s Objections that Seller has agreed in writing to cure, shall be deemed “Permitted Exceptions”; provided that the foregoing shall not in any way restrict Buyer’s ability to attempt to otherwise have same cured or otherwise removed from the Title Policy. Cure of Buyer’s Objection(s) may be accomplished, at the election of Buyer, by removal of the same from the Title Policy or by including an endorsement to the Title Policy insuring against loss by reason of the Buyer’s Objection(s). Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to cure any of Buyer’s Objections. Notwithstanding any other provision hereof, notices under this Section 3 may be given by facsimile (with confirmation of receipt) or email. Notwithstanding the foregoing or anything herein to the contrary, if, following the end of the Inspection Period, any subsequent revision or update to the Survey or Title Report reflects or discloses any material defect, exception or other matter affecting the Property that: (i) was caused by Seller but was not on the Survey or Title Report last issued prior to the end of the Inspection Period, or (ii) was not approved or caused by Buyer (the “New Exceptions”), then Buyer will have an additional three (3) business days after receiving the revised Title Report and/or updated Survey in which to make written objections to any New Exceptions (whether one or more, “Buyer’s New Objections ”). Seller will have five (5) business days after receipt of Buyer’s New Objections in which to cure or remove Buyer’s New Objections (the “Cure Period”) to the reasonable satisfaction of Buyer. In the event that Seller is unwilling or unable to do so, Buyer will have the right to (i) terminate this Agreement by providing written notice of termination to Seller on the earlier to occur of one (1) business day after expiration of the Cure Period or Closing, and obtain a refund of the Deposit and Buyer shall thereafter promptly return the Due Diligence Items (as hereinafter defined) to Seller, or (ii) waive those Buyer’s New Objections that Seller has elected not to cure and proceed to close this transaction as otherwise contemplated herein. The Closing Date will be extended, if necessary, to accommodate the additional objection and cure periods. Heritage Title Company of Austin, Inc. (“Heritage”) will conduct the examination of title and issue the Title Report on Chicago Title Insurance Company. The parties agree to cause Escrow Holder to pay Heritage 50% of the gross premium for the Title Policy issued by Chicago Title Insurance Company at Closing, including any and all endorsements. Nothing herein, however, shall be deemed to make Heritage a third party beneficiary of this Agreement.

4. Due Diligence Items.

4.1. Seller shall deliver to Buyer (or in the case of Section 4.1.11 cause the Escrow Holder to order) no later than two (2) business days following the Effective Date hereof, to the extent the same exist and are in the possession or custody of Seller or its Property manager or its building engineer, the following items (collectively, and together with the items described in Section 4.2 below, the “Due Diligence Items”):

4.1.1. Copies of the Contracts and Permits (including, without limitation, copies of all certificates of occupancy issued with respect to the Property);

4.1.2. Copies of any management or leasing agreements affecting the Property;

4.1.3. Copies of the real estate and personal property tax statements covering the Property or any portion thereof for the three (3) years prior to the current year and, if available, for the current year;

4.1.4. A schedule and all information (not otherwise privileged and confidential and reasonably requested by Buyer) related to all current or pending litigation (or any threat thereof of which Seller has received notice) with respect to the Property or any portion thereof, if any;

4.1.5. Operating statements (detailing income and expenses) for the year in which the Effective Date shall occur and the three (3) full calendar years prior thereto and a summary of capital expenditures during such time period, and monthly operating statements for the calendar year to date, together with a year-to-date financial statement;

4.1.6. A current accounts receivable schedule, with respect to the Property, dated within ten (10) days of the Effective Date;

4.1.7. An inventory of the Tangible Personal Property and Intangible Personal Property;

4.1.8. Copies of the Leases, any notices of alleged defaults of Seller thereunder delivered within the last 12 months, and a rent roll for the Property dated within ten (10) days of the Effective Date, (“Rent Roll”), substantially in the form attached as Exhibit I attached hereto and made a part hereof (provided that Seller makes no representation or warranty with respect to the accuracy of the attached form, which is provided only as an example of the items to be contained in the actual Rent Roll);

4.1.9. Copies of the Loan Documents;

4.1.10. In the event Seller reasonably determines that the Mezzanine Loan may be able to be assumed by Buyer, any and all loan documents related to the Mezzanine Loan;

4.1.11. Current searches, at Seller’s sole cost and expense, of all Uniform Commercial Code financing statements filed with the Secretary of State of the state where the Real Property is located, the Secretary of State of the state of Seller’s formation, and the County Clerk(s) of all counties where any portion of the Real Property is located, reflecting all effective financing statements then of record relating to the Property or any part thereof and Seller; and

4.1.12. Copies, if any, of notices received from any governmental authority of the violation of any Legal Requirements (as defined below) regulating the condition or use of the Property.

Buyer acknowledges that such information (and any other information being provided by Seller to Buyer in connection with this Agreement) is being provided by Seller without representation or warranty of any kind whatsoever regarding the truth, accuracy or completeness of such information, except for Seller’s representation and warranty to Buyer contained in Section 8.1 with respect to the completeness of the information.

4.2. To the extent in existence and in the possession or custody of Seller or its Property manager or its building engineer, Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller’s management office in Austin, Texas:

4.2.1. Any and all site plans; as-built plans with respect to all improvements on the Real Property; drawings; engineering and technical reports (including mechanical, plumbing, electrical and structural) and/or audits; environmental, soils and similar reports and/or audits; and plans and specifications relative to the Property;

4.2.2. Any and all Tenant files, books and records relating to the ownership and operation of the Property, and any other documents relating to the Existing Loan (and, if Seller has delivered documents related thereto as contemplated by Section 4.1 above, the Mezzanine Loan); and

4.2.3. All records and files relating to the management, leasing, maintenance and operation of the Property, including, without limitation, maintenance work orders for the period commencing January, 2008 to the Effective Date (in spreadsheet form, with on-site backup information available), warranties (if any), all insurance policies, security contracts, ACM O&M manuals, if any, tenant files (including correspondence), property tax bills and calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Real Property, to the extent not otherwise required to be delivered to Buyer hereunder.

Buyer acknowledges that such information (and any other information being made available by Seller to Buyer in connection with this Agreement) is being made available by Seller for Buyer’s inspection without representation or warranty of any kind whatsoever regarding the truth, accuracy or completeness of such information, except for Seller’s representation and warranty to Buyer contained in Section 8.1 with respect to the completeness of the information.

5. Inspections.

5.1. Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental and physical studies collectively of the Property that Buyer may deem necessary or advisable (collectively, the “Inspections”) during the Inspection Period, on the terms set forth in this Section 5. Notwithstanding the foregoing, Buyer shall not conduct invasive testing of any kind (including, without limitation, “Phase II” environmental testing) without Seller’s prior written consent, which consent (or denial thereof) shall not be unreasonably delayed by Seller but may be withheld in Seller’s sole and absolute discretion. Buyer must arrange all Inspections with Seller at least one (1) business day in advance of any Inspections, and Buyer’s right to conduct the Inspections shall be subject to rights of Tenants and to such conditions as may be reasonably imposed by Seller in order to avoid disruption of the day to day operations at the Property. Buyer’s right to conduct Inspections shall include the right to interview Tenants; provided, however, that Seller shall have the opportunity to have its representative present and that Buyer shall coordinate any such interviews with Seller at least two (2) business days in advance of same. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not contact any governmental official(s) having jurisdiction over the Property (excluding any Tenants in their capacity as Tenants leasing any portion of the Real Property who or which are also governmental official[s], it being agreed that any requirements with respect thereto shall be as set forth with respect to all Tenants herein) without Seller’s prior written consent, not to be unreasonably withheld; provided, however, that if consented to, Seller shall have the opportunity to have its representative present and Buyer shall coordinate any such communications with Seller at least one (1) business day in advance of same.

5.2. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and in locations reasonably specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take such appropriate measures for the safety of persons and property on the Property related to the Inspections as are reasonable with respect thereto, and shall comply with all applicable legal requirements in connection with such inspections. Buyer shall restore any damage to the Property resulting from the Inspections, including, but not limited to, repair of surface openings resulting from tests. In the event Buyer terminates this Agreement upon or prior to Closing, then, upon Seller’s written request, Buyer shall promptly provide to Seller a copy of Buyer’s Reports (as hereinafter defined). Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.

5.3. Buyer shall indemnify, save and hold Seller and Seller’s officers, agents, employees, directors, trustees, invitees, successors and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections (even if partly attributable to the actions of the Indemnitees, except to the extent caused by or arising from Seller’s or such Indemnitees’ gross negligence or willful misconduct), provided that Buyer shall not incur any liability due to its discovery, without exacerbation, of the condition of any “hazardous substances” or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections and Buyer hereby assumes all responsibility for claims against Seller by the contractors, subcontractors, employees, and agents of Buyer, even if partly attributable to the actions of the Indemnitees, except to the extent caused by or arising from Seller’s gross negligence or willful misconduct.

5.4. During the term of this Agreement and at all times during which access is available to Buyer, Buyer shall maintain, and shall require its subcontractors and agents to maintain, insurance in form and substance reasonably satisfactory to Seller, with insurance companies reasonably acceptable to Seller, as follows: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage; and Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence. Each policy of insurance required hereunder shall name Seller as an additional insured. Further, each such policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate, and a renewal certificate for each of the policies required in this Section shall be delivered to Seller not less than thirty (30) days prior to the expiration date of the term of such policy; provided, however, that the foregoing requirements shall not apply to any such coverage which shall extend beyond the Closing or earlier termination of this Agreement. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

5.5. During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property and Seller, and knowledge of other matters of a sensitive business nature, and Buyer acknowledges and agrees that all such knowledge shall be subject to Section 24 hereof.

5.6. The obligations of Buyer described in Section 5.3 shall survive the Closing or any termination of this Agreement for a period of one (1) year.

6. Inspections.

6.1. Buyer shall have until expiration of the period ending on the forty-fifth (45th) day after the Effective Date (“Inspection Period”) to review and approve or disapprove the Due Diligence Items, the Inspections and the condition of the Property, and to satisfy itself as to the Buyer’s Financing. If the Due Diligence Items or the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole discretion, or if Buyer otherwise elects (for any reason or for no reason at all) not to purchase the Property, or if Buyer fails to satisfy itself as to the Buyer’s Financing, then Buyer shall be entitled, to either: (i) terminate this Agreement on or prior to the expiration of the Inspection Period; or (ii) to waive such facts, matters or conditions (including facts, matters, or conditions disclosed by Seller in the Inspection Period Certificate) and the Buyer’s Financing and proceed with the transaction contemplated by this Agreement. If Buyer notifies Seller of such election to terminate upon or prior to the expiration of the Inspection Period (or if Buyer fails to notify Seller in writing by the end of the Inspection Period whether Buyer elects to terminate this Agreement or proceed with the transaction contemplated by this Agreement) then this Agreement shall be terminated effective as of the date of the expiration of the Inspection Period, and (a) this Agreement and the Escrow shall thereupon be terminated, (b) Buyer shall not be entitled to purchase the Property pursuant to this Agreement, (c) Seller shall not be obligated to sell the Property to Buyer pursuant to this Agreement, (d) Buyer shall return the Due Diligence Items to Seller, (e) the Deposit shall be refunded to Buyer, and (f) and the parties shall have no further rights or obligations under this Agreement, except for such rights or obligations which expressly survive the expiration or termination of this Agreement. If Buyer elects to proceed with the transaction contemplated by this Agreement upon or prior to the expiration of the Inspection Period, then the parties shall proceed under this Agreement and the Deposit shall be nonrefundable to Buyer, and shall be paid to Seller upon Closing or termination of this Agreement without further instructions by Buyer to Escrow Holder and shall be retained by Seller, except as otherwise expressly provided herein.

6.2. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, upon Seller’s request, Buyer shall promptly, and at its sole expense, return to Seller all Due Diligence Items which have been delivered to Buyer, and, upon Seller’s written request, deliver to Seller copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise, and shall be without recourse to Buyer). Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

6.3. On or prior to the expiration of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts Buyer will assume. Seller shall, at Seller’s sole cost and expense (other than that certain contract between Seller and AMPCO System Parking dated for a term commencing December 1, 2006 without a 30-day termination provision and which, if terminated, shall be at Buyer’s sole cost and expense), terminate all Contracts (which termination is to be effected at or prior to Closing), other than any Contracts of which Buyer notifies Seller in writing prior to the expiration of the Inspection Period that Buyer wants to assume (so long as same can be fully assigned to Buyer). Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will be assumed, to the extent same are assignable to Buyer pursuant to their terms.

6.4. During the Inspection Period, the parties will negotiate in good faith and agree upon the terms of the Sculpture Agreement described in Section 7.3.6.

6.5. At least three (3) business days prior to the end of the Inspection Period, Seller shall deliver a certificate advising Buyer of any material changes in Due Diligence Information or other materials actually known to Seller to have occurred after the Effective Date, any new Contracts entered into by Seller, any new litigation or threat of litigation or asserted violation issued by any board, commission, or governmental authority with respect to the Property, or any material change in any representation or warranty made by Seller (the “Inspection Period Certificate”) since the beginning of the Inspection Period that was not disclosed in the Due Diligence Items or other materials delivered by Seller to Buyer. If Buyer does not elect to terminate this Agreement on or prior to the expiration of the Inspection Period, facts, matters, or conditions disclosed in the Inspection Period Certificate shall be deemed waived by Buyer.

7. Escrow; Closing; INDEMNIFICATION.

7.1. Instructions. The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder. This Agreement shall be considered as the escrow instructions therefor between the parties, with such further instructions as Escrow Holder may reasonably require in order to clarify its duties and responsibilities. If Escrow Holder shall reasonably require further escrow instructions, Escrow Holder may prepare such instructions on its usual form, subject to reasonable approval thereof by Seller and Buyer. Such reasonable further instructions (as reasonably approved by Seller and Buyer) shall be promptly signed by (or otherwise commented to by) Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control. Additionally, each party may provide to Escrow Holder further instructions with respect to such party’s deliveries (as further set forth below) and/or additional requirements of such party with respect to Closing.

7.2. Closing. Escrow shall close, and the purchase and sale contemplated hereby shall occur (the “Closing”)  fifteen (15) days after the end of the Inspection Period; provided, however, that if the Buyer’s Financing is the Assumption, the Closing shall occur the later of (i) thirty (30) days after the effective date of the Commitment (which must be dated, if at all, to be effective no later than the last day of the Inspection Period) or (ii) 15 days after the end of the Inspection Period (the “Closing Date”). The Closing shall take place through the Escrow on the Closing Date in the offices of the Escrow Holder, or such other office as is reasonably acceptable to the parties. Neither party shall be required to attend the Closing in person. Upon the completion of the Closing, the Escrow Holder shall record the Deed in the appropriate land records (provided that Escrow Holder has committed to deliver the Title Policy in accordance herewith) to effect the transfer and conveyance of the Property to Buyer as instructed by Buyer. Upon such recording and agreement to deliver the Title Policy as described in this Agreement: (a) the parties shall cause the Escrow Holder to disburse funds to Seller in the amount of the Purchase Price (subject to the prorations provided for herein and the final, approved Closing Statement executed by the parties) and (b) the parties shall cause the Escrow Holder to deliver all documents executed in accordance with this Agreement to the parties in accordance with further written instructions delivered by the parties in connection therewith. In addition to the deliveries contemplated below, Seller shall deliver to Buyer on the Closing Date exclusive possession of the Property, subject only to the Leases or such other rights as are expressly permitted and contemplated hereby.

7.3. Buyer Required to Deliver. Buyer shall deliver to Escrow, on or before Closing except as specified in Section 7.3.1, the following (each in form and content reasonably approved by Buyer and any other party thereto, which form shall [except to the extent already attached as an Exhibit hereto] be mutually and reasonably agreed upon prior to the expiration of the Inspection Period):

7.3.1. On or before 1:00 p.m. Central Standard or Daylight Savings Time, as applicable, on the Closing Date, the Purchase Price, subject to the closing adjustments, credits and prorations as shown on the approved settlement statement; provided, however, that, notwithstanding anything to the contrary in this Agreement, if Buyer fails to make such delivery by 1:00 p.m. Central Standard or Daylight Savings Time, as applicable, but nevertheless makes such delivery on the Closing Date, prorations shall be recalculated in accordance with Section 7.7 below and for purposes of prorations, the Closing Date shall be deemed the next business day;

7.3.2. Two (2) original counterparts executed by Buyer of an assignment and assumption agreement in substantially the form attached hereto as Exhibit B, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in, and Buyer assumes all of Seller’s obligations under, the Leases, the Contracts being assumed and the Permits (the “Assignment and Assumption Agreement”);

7.3.3. Two (2) original counterparts executed by Buyer of the Buyer’s Closing Statement as approved by Buyer;

7.3.4. If applicable, three (3) original counterparts executed and acknowledged by Buyer of an assumption agreement in form and content reasonably acceptable to Buyer pursuant to which Buyer assumes the Existing Loan [as it may be modified] and Seller and all guarantors are prospectively released from liability under the Existing Loan (the “Loan Assumption Agreement”);

7.3.5. A letter from Buyer and Seller (in form and content reasonably approved by each) addressed to each Tenant, to be delivered by Buyer promptly after Closing, informing such Tenant of the change in ownership, stating the exact amount of the Tenant’s security deposit, and acknowledging that Buyer has received and is responsible for the Tenant’s security deposit, and directing that future rent payments be made as instructed by Buyer (the “Tenant Notice”);

7.3.6. Three original counterparts of an agreement executed and acknowledged by Buyer (in form and content reasonably approved by Buyer during the Inspection Period) in counterpart, running with the land and binding Buyer, Seller, and their successors and assigns, which agreement shall document: (i) intentionally omitted; (ii) the fact that title to the Sculpture remains in Seller; (iii) permitting the Sculpture to remain in place in the courtyard of the building located on the Real Property for up to five (5) years from the Closing Date; (iv) providing for Seller’s obligation to insure and maintain the Sculpture as reasonably required by Buyer (or, if Seller fails to do so, at Buyer’s election, Buyer may insure and maintain the Sculpture, and receive reimbursement from Seller of Buyer’s actual out-of-pocket reasonable costs of doing so); (v) permitting Seller to remove the Sculpture at any time upon at least thirty (30) days’ written notice to Buyer; (vi) requiring Seller to remove the Sculpture at the end of such 5-year period; and (vii) requiring Seller to restore the surface of the courtyard in a commercially reasonable manner within ten (10) days of Seller’s removal of the Sculpture (or, if such restoration cannot reasonably be completed within such 10-day period, within such time as is reasonable under the circumstances), provided, however, that Seller shall not be required to remove the footing or pediment upon which the Sculpture is placed, and to repair any damage caused in connection therewith, such removal, restoration and/or repair to be at Seller’s cost and expense (the “Sculpture Agreement”);

7.3.7. Such other documents as Title Company or Seller may reasonably require from Buyer in order to issue the Title Policy and to close this transaction; and

7.3.8. Evidence of the existence, organization and authority of Buyer and of the authority of the persons executing documents on behalf of Buyer reasonably satisfactory to Seller, the Escrow Holder and the underwriter for the Title Policy.

7.4. Seller Required to Deliver. On or before Closing, Seller shall deliver to Escrow (unless otherwise noted) the following (each of which shall be in form and content reasonably acceptable to Buyer), at Seller’s sole cost and expense:

7.4.1. A duly executed and acknowledged special warranty deed, conveying fee simple title to the Property to Buyer (the “Deed”) in the form attached hereto as Exhibit D;

7.4.2. An executed certificate of non-foreign status in form and content reasonably acceptable to Buyer and Escrow Agent;

7.4.3. A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit C;

7.4.4. Subject to Section 10.1.1, a certificate of Seller stating that the representations and warranties of Seller set forth herein, as updated by any Inspection Period Certificate, are true and correct in all material respects as of the date of Closing in the form attached hereto as Exhibit J;

7.4.5. Two (2) original counterparts executed by Seller of the Assignment and Assumption Agreement;

7.4.6. Two (2) original counterparts executed by Seller of the Seller’s Closing Statement as approved by Seller;

7.4.7. Each Tenant Notice;

7.4.8. Three original counterparts executed and acknowledged by Seller of the Sculpture Agreement;

7.4.9. a rent roll for the Property as of ten (10) days immediately prior to the then-scheduled date of Closing, and otherwise as further set forth in Section 4.1.8 hereof and subject to the unnumbered paragraph following Section 4.1.12;

7.4.10. current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the state where the Real Property is located, the Secretary of State of the state of Seller’s formation, and the County Clerk(s) of all counties where any portion of the Real Property is located, reflecting all effective financing statements then of record relating to the Property or any part thereof and Seller;

7.4.11. an updated accounts receivable schedule, with respect to the Property, dated within five (5) days of Closing and subject to the unnumbered paragraph following Section 4.1.12 hereof;

7.4.12. All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in the possession or custody of Seller or Seller’s Property manager (and Seller shall keep no copies thereof);

7.4.13. Seller shall leave at the Property all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, security contracts, tenant files (including correspondence), property tax bills and calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Real Property;

7.4.14. If applicable, three (3) original counterparts executed by Seller of the Loan Assumption Agreement;

7.4.15. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents pursuant hereto or as contemplated hereby on behalf of Seller, such evidence to be in form reasonably satisfactory to Buyer, the Escrow Holder and the underwriter for the Title Policy; and

7.4.16. Such other documents as Title Company or Buyer may reasonably require from Seller in order to issue the Title Policy and to close this transaction.

7.4.17. Seller shall deliver possession of the Property to Purchaser at the Closing.

7.5.	Buyer’s Costs. Buyer shall pay the following:

	7.5.1.	One half (1/2) of Escrow Holder’s fees, costs and expenses;

7.5.2. The costs of recording the Deed and one-half (1/2) of transfer taxes, if any;

7.5.3. The additional premium for extended coverage title insurance and any endorsements to the Title Policy, if desired by Buyer;

7.5.4. If applicable, the Loan Assumption Related Fees; and

7.5.5. All other costs not itemized above which are customarily borne by buyers of real property in the county in which the Property is situated.

7.6.	Seller’s Costs. Seller shall pay the following:

	7.6.1. 7.6.2. 7.6.3.	One half (1/2) of Escrow Holder’s fees, costs and expenses; The premium for a standard Owner’s Title Policy; One-half (l/2) of transfer taxes, if any; and

7.6.4. All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is situated.

7.7. Prorations.

7.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Seller being deemed the owner of the Property as of the Closing Date:

7.7.1.1. Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the Property for the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the full non-delinquent amount thereof. If the Closing occurs in calendar year 2009, the prorations for Taxes which are made at Closing shall be final and not subject to reproration after Closing. Upon Closing, Buyer shall be responsible for Taxes payable for the calendar year in which Closing occurs and periods accruing from and after the Closing. In no event shall Seller be charged with or be responsible for any increase in Taxes resulting from the sale of the Property or from any improvements made or leases entered into after the Closing. In no event shall Seller, upon or following the Closing, institute any proceeding or proceedings for the reduction of the assessed valuation of the Property. All net tax refunds and credits which are attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller; provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer.

7.7.1.2. Rents. Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Seller at Closing for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall not sue any Tenant (including any suit to evict same), or terminate any Leases without Buyer’s prior written approval thereof from and after the expiration of the Inspection Period, which approval shall not be unreasonably withheld. Buyer shall cooperate with Seller after the Closing to collect any rent under the Leases which has accrued as of the Closing and which has not theretofore been paid or otherwise credited to Seller; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection procedures or expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; payments collected by either party after Closing shall be paid over to the party entitled thereto under this Section 7.7.1.2 within five (5) business days after receipt thereof (which obligation shall survive the Closing).

7.7.1.3. CAM Expenses. To the extent that Tenants are reimbursing Seller as landlord under the Leases for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and, as provided below, again subsequent to Closing. Prorations shall be made as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as hereinafter defined) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) business days prior to Closing, Seller shall submit to Buyer an itemization of its actual CAM Charges through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred through the Closing Date. In the event that Seller has received CAM Charges payments in excess of its actually incurred CAM Charges, Buyer shall be entitled to receive a credit against the Purchase Price for the excess (or, if same is determined after Closing, Seller shall pay such amounts to Buyer, which obligation shall survive Closing). In the event that Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit, but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charges true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) business days of the receipt thereof.

7.7.1.4. Operating Expenses. All operating expenses, including all charges under the Contracts which are assumed by Buyer, but excluding all charges under Contracts which are not assumed by Buyer at Closing and further excluding CAM Charges, shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills (which obligation will survive Closing).

7.7.1.5. Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control (including, without limitation, the possession or control of Seller’s property management company) and have not been otherwise properly applied by Seller to any obligations of any Tenants under the Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits so credited and to be refunded to the Tenants under the Leases, in the approximate amount, as of the Effective Date, of $507,061.97. In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), after the Closing, Seller will have Buyer named as beneficiary under the Non-Cash Security Deposits or otherwise cause Buyer to be the beneficiary thereof, at Buyer’s sole cost and expense, and so long as Buyer is and becomes the beneficiary thereof, Buyer will not receive a credit against the Purchase Price for the Non-Cash Security Deposits.

7.7.1.6. Leasing Costs. Seller shall receive a credit at the Closing for Seller’s pro-rata share (as determined below) of all leasing costs, including, without limitation, tenant improvement costs and allowance and leasing commissions previously paid by Seller in connection with any Lease and/or any renewal, expansion and/or other modification of an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs, along with reasonable attorney’s fees incurred by Seller in negotiating the same (each a “New Lease”). Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the New Lease after the Closing and which has as its denominator the number of months in the base term of the New Lease. With respect to tenant improvement allowances and leasing commissions due and payable prior to Closing in connection with the current term of Leases in effect as of the Effective Date and with respect to the Recent Leases, Seller shall either pay such costs on or prior to Closing or give Buyer a credit at Closing, and Buyer shall be deemed to have assumed all Lease obligations for which Buyer receives a credit at Closing. Buyer shall not receive a credit for any unexpired rent concessions under the Leases, the Recent Leases or New Leases. As used herein, the term “Recent Leases” shall mean the following: lease amendments with: (a) Blazier, Christensen, Bigelow & Virr, P.C., (b) Hull Henricks & MacRae L.L.P., (c) RGM Advisors, LLC, and (d) Wong, Cabello, Lutsch, Rutherford & Brucculeri, LLP.

7.7.1.7. Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) during the Lease Year in which the Closing occurs shall be prorated between Buyer and Seller outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent paid under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property which relates to the Lease Year in which the Closing occurs, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

7.7.1.8. Interest. Interest due in the month of Closing on the Existing Loan shall be ratably prorated.

7.7.1.9. Reserves. Seller shall receive a credit from Buyer at Closing in the amount of existing tenant improvement, lease commission, free rent, capital improvement, insurance, property tax and any other impounds, deposits, loan subfacilities and reserves held by Lender under the Existing Loan. Seller may draw upon any such reserves prior to Closing in the ordinary course to pay unpaid tenant improvement allowances, commissions and other leasing costs including attorneys’ fees incurred by Seller in negotiating Leases, and the balance in such accounts shall be assigned to Buyer at Closing.

7.7.2. Calculation; Reproration. Prior to Closing the Seller and Escrow Holder shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement, which shall be subject to Buyer’s prior written reasonable approval. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection; provided, however, that if the Closing occurs in calendar year 2009, there shall be no reproration for Taxes. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that if the Closing occurs in calendar year 2009, there shall be no reproration for taxes and assessments; and further provided that any adjustment shall be made, if at all, within sixty (60) days after the Closing (except with respect to CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available, but in any event within one [1] year after the Closing), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

7.7.3. Items Not Prorated. Seller and Buyer agree that (i) on the Closing, the Property will not be subject to any financing arranged by Seller other than the Existing Loan; (ii) none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall responsible for arranging for its own insurance effective immediately after the Closing Date; and (iii) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date, and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer immediately after the Closing Date, including the posting of any required deposits, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.7.2 above.

7.7.4. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.7.5. Survival. This Section 7.7 shall survive the Closing.

7.8 INDEMNIFICATIONS.

7.8.1. Except as otherwise expressly contemplated by this Agreement, or any documents executed by Buyer and Seller at Closing (including, without limitation, in connection with any representations or warranties of Buyer set forth therein or the breach thereof), Seller shall indemnify, defend and hold harmless Buyer (and its partners, members, shareholders, officers, directors, agents, employees and representatives, together with any partner, member or shareholder of the foregoing) of, from and against all costs and liabilities related to the Excluded Liabilities (as defined below) and from all reasonable attorneys’ fees expended by Buyer or any other such indemnified person or party in connection therewith, except to the extent such Excluded Liabilities are partly attributable to negligent acts or omissions of Buyer, its partners, members, shareholders, officers, directors, agents, contractors, employees and representatives from and after the Closing. Except as otherwise expressly contemplated by this Agreement, or any documents executed by Buyer and Seller at Closing (including, without limitation, in connection with any representations or warranties of Seller set forth therein or the breach thereof), Buyer shall indemnify, defend and hold harmless Seller (and its partners, members, shareholders, officers, directors, agents, employees and representatives, together with any partner, member or shareholder of the foregoing) of, from and against all costs and liabilities related to the Assumed Liabilities (as defined below) and from all reasonable attorneys’ fees expended by Seller or any other such indemnified person or party in connection therewith, except to the extent such Assumed Liabilities are partly attributable to negligent acts or omissions of Seller, its partners, members, shareholders, officers, directors, agents, contractors, employees and representatives prior to the Closing.

7.8.2 As additional consideration for Buyer’s purchasing the Property and paying the Purchase Price to Seller, Seller hereby agrees that the Assumed Liabilities shall not include any Liabilities arising out of or in connection with the following, but that Seller’s above and foregoing indemnity obligations under Section 7.8.1 shall include the following (the “Excluded Liabilities”):

(a) any claims made or causes of action alleging a default or breach by Seller which is alleged to have occurred prior to the Closing Date under any Contracts, agreements or other writings made or entered into between Seller and any such claimant; or

(b) any tort claims which arise from any accident, injury, death or damage that occurred during the time that Seller owned fee title to the Property;

(c) any claims made or causes of action brought by any governmental authority with respect to hazardous materials (as defined below in Section 8.1.7) deposited or placed in, at, or under the Property by Seller during the time that Seller owned fee title to the Property;

(d) any claims arising out of the special warranty deed delivered by Seller to Buyer at Closing;

(e) any claims arising by virtue of any breaches of representations, warranties, misrepresentations and/or fraud of Seller, subject, however, to the limitations, terms and conditions set forth in Section 8.2.2 hereof;

(f) Any liability arising by virtue of any violation by Seller, or by Seller’s agents, servants, or employees, of any law, permit, statute, code, injunction, variance, order, judgment, license, ordinance, rule, regulation and/or other legal requirements occurring or accruing prior to Closing (each and collectively, a “Violation”) (provided, however, that the indemnity set forth herein shall not extend to the effect of any of the foregoing on Existing Leases or the physical condition of the Property; and provided, further, that the indemnity set forth herein shall not apply if (i) Buyer had actual knowledge at the time of Closing of the Violation, (ii) the Violation, or the facts giving rise to the Violation, was included in the Due Diligence Items or other documents or instruments delivered to Buyer hereunder and reasonably should have been discovered by Buyer if Buyer had conducted its due diligence investigation and review of such Due Diligence Items or other documents or instruments in a manner at least equal to that which a reasonably prudent Buyer would have conducted in purchasing a property similar to the Property, and/or (iii) Buyer’s indemnity claim arising from such Violation in the aggregate is less than $50,000.00);

(g) Any and all labor or employment related liabilities, claims, demands, causes of action, judgments, damages, costs or expenses arising by reason of any acts, omissions or matters relating to any employees of Seller or any of Seller’s agents occurring or accruing prior to the Closing.

7.8.3 As a material factor in Seller’s acceptance of the Purchase Price, Buyer hereby assumes and takes responsibility and liability for all “Assumed Liabilities,” which shall mean any and all Liabilities (other than Excluded Liabilities) attributable to the Property, and attributable to events or circumstances arising or accruing during the time that Buyer owns fee simple title to the Property, including, without limitation, (a) all Liabilities with respect to the structural, physical, or environmental condition of the Property; (b) all Liabilities relating to the deposit, placement or release by Buyer, its partners, members, shareholders, officers, directors, agents, employees and representatives or any Tenant of any hazardous materials (as defined below in Section 8.1.7) in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action caused by Buyer , its partners, members, shareholders, officers, directors, agents, contractors, employees and representatives or any Tenant and based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other Federal, State or municipal based statutory or regulatory causes of action for environmental contamination caused by Buyer, its partners, members, shareholders, officers, directors, agents, employees and representatives or any Tenant and at, in, about or under the Property; (c) any tort claims made or brought with respect to the Property or the use or operation thereof during the time that Buyer owns the Property; and (d) all Liabilities relating to the condition or status of Buyer’s title to the Property.

7.8.4 For purposes of this Section 7.8, the term “Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

7.8.5 The provisions of this Section 7.8 shall survive the Closing.

8. Representations, Warranties, and Covenants.

8.1. Representations of Seller. Seller hereby represents and warrants to Buyer, as of the Effective Date, as follows:

8.1.1. Each of the entities comprising Seller is a limited partnership duly formed and validly existing under the laws of the State of Texas. Subject to receipt of the approvals described in Section 10.2.2, Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2. Subject to receipt of the approvals and consents described in Sections 10.2.2, 10.2.3 and 10.2.4, the execution, delivery and performance by Seller of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Seller or any judgment, injunction, order, law, rule or regulation applicable to Seller. Seller is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which materially restricts or interferes with the performance by Seller of this Agreement.

8.1.3. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”), and to Seller’s current, actual knowledge without duty of inquiry is currently in compliance with, and shall at all times during the term of this Agreement remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

8.1.4. To Seller’s current, actual knowledge Seller has not received any written notice of any action or proceeding pending or threatened, and Seller has no current actual knowledge of any pending action or proceeding which Seller reasonably believes is a credible threat: (i) against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement, or (ii) relating to the Property which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property. Seller has not committed or obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any other party, except as provided in the Leases with respect to the lease of space in the improvements or in the Due Diligence Items. No rights of first offer or rights of first refusal regarding the Real Property exist under the organizational documents of Seller or under any agreement by which Seller or the Real Property is or may be bound or affected.

8.1.5. To Seller’s current, actual knowledge, Seller has not received (other than as has been delivered to Buyer), any notices from any insurance companies, governmental agencies or authorities or from any other parties (1) of any pending or threatened litigation related to the Property which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property, (2) of any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements”) regulating the condition or use of the Property, (4) of any pending or threatened condemnation proceeding with respect to the Property, or (5) of any proceedings which could cause the change, redefinition or other modification of the zoning classification of the Property. Seller shall promptly notify Buyer of any violations or conditions of which Seller receives written notice.

8.1.6. To Seller’s current, actual knowledge, Seller has no obligation to any Tenant, governmental or quasi-governmental entities or any other person or entity which commitment relates to the Property and would survive Closing and be a binding obligation of the Buyer thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property (except as may be disclosed in (1) a document of public record or (2) the information provided by Seller to Buyer prior to the expiration of the Inspection Period).

8.1.7. Except as disclosed in any environmental, soils and similar reports, notices, and/or audits provided to or made available to Buyer, to Seller’s current, actual knowledge, the Real Property has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Real Property. Specifically, but without limitation, and except as disclosed in any environmental, soils and similar reports, notices, and/or audits provided to or made available to Buyer, to Seller’s current, actual knowledge without duty of inquiry: (1) solid waste, petroleum, or petroleum products have not been handled or stored on the Real Property such that they may have leaked or spilled onto the Real Property or contaminated the Real Property, (2) there is no on-site contamination resulting from activities on the Real Property or adjacent tracts, (3) the Real Property contains no “hazardous materials” (which shall mean any petroleum products, flammables, explosives, radioactive materials, asbestos, radon, or other hazardous waste, including substances defined as “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conversation and Recovery Act, and any other material or substance whose use, storage, handling or disposal is regulated by any law or regulation), (4) there are no storage tanks located on the Real Property (either above or below ground), and (5) the Real Property has not been used as a landfill or site for disposal of garbage or refuse; provided, however, that Seller hereby discloses to Buyer that portions of the building located on the Real Property contain, or may contain, certain asbestos containing materials (“ACM”).

8.1.8. Seller has no knowledge of any fact or condition existing which would result in the permanent termination or reduction of the current access from the Property to the existing adjacent roads that provide access to the Property, or of any permanent reduction in or to sewer or other utility services presently serving the Property.

8.1.9. The documents defined herein as the Loan Documents are all of the material documents that evidence and/or secure the indebtedness comprising the Existing Loan, and Seller has received no notice of any uncured breaches or defaults, including non-payment of any sum or nonperformance of any obligation, exist under or with regard to the Existing Loan.

8.1.10. To Seller’s current, actual knowledge, the list of Contracts which is delivered by Seller to Buyer pursuant hereto will be correct and complete as of the date of its delivery and there will be, to Seller’s current actual knowledge, no other contracts, agreements or other writings which shall (except as may be otherwise set forth in this Agreement or hereafter agreed to by Buyer in writing) be binding upon Buyer or the Property from and after the Closing.

8.1.11. To Seller’s current, actual knowledge, (i) Seller has delivered all of the Due Diligence Items and has made available the other information required under Sections 4.1 and 4.2, (ii) such material is being provided by Seller in the form kept by Seller in its normal course of business and (iii) no such materials shall have been altered by Seller or at its request in a manner which would be misleading or inaccurate.

In making the foregoing representations and warranties, Seller has not made or undertaken to make any investigation as to such factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term “to Seller’s knowledge” or similar language is used herein with respect to the existence or absence of facts, it signifies that Seller has not undertaken any independent investigation of facts, but instead has based Seller’s representation solely upon the current actual knowledge of Richard G. Burnett, Asset Manager of the Property, Travis Dunaway as Leasing Manager of the Property, and Theresa Miller as Property Manager of the Property, and Seller disclaims any obligation to conduct any independent investigation with respect to such matters. There shall be no personal liability on the part of Richard G. Burnett, Travis Dunaway and Theresa Miller arising out of any of the Seller’s representations and warranties.

The representations and warranties set forth in this Section 8.1 are made as of the Effective Date of this Agreement, may be updated by an Inspection Period Certificate, and shall be remade (subject to Section 10.1.1), as of the date of Closing in all material respects, and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing but only to the extent set forth in Section 14.1.

8.2. Approval of Property; Limitations on Seller Representations and Warranties.

8.2.1. Except as is otherwise expressly set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Property. It is the parties’ express understanding and agreement that, except as is otherwise expressly set forth herein, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller (except as is otherwise expressly set forth herein). Except with respect to all obligations in this Agreement (including, without limitation, Seller’s express representations and warranties) that are expressly stated to survive Closing, and any and all provisions contained in the documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Seller and its agents, representatives and employees from any and all claims, demands and causes of action, past, present and future that Buyer may have relating to the condition of the Property at any time, before or after the Closing, including, without limitation, the presence of any hazardous materials. This release shall survive the Closing or the termination of this Agreement.

8.2.2. In the event of any material breach by Seller of any of the preceding representations or warranties or any other provision hereof which is discovered by Buyer prior to Closing, Buyer’s sole remedy shall be either: (i) to give written notice to Seller describing such breach and stating that, if Seller is unable to cure the breach within seven (7) days, this Agreement is terminated; or (ii) waive such material breach and proceed with the Closing, and in the event Buyer elects to close, Buyer’s Closing shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from any such breach of the preceding representations or warranties or such unfulfilled or unsatisfied covenant or condition (except as otherwise expressly set forth in any documents executed by the parties at Closing). In the event of any material breach by Seller of any of such material representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller’s breach, up to a maximum aggregate cap of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00), and shall in no event be liable for consequential or punitive damages; provided, however, that the foregoing limitation of damages and restriction on any consequential damages (but not punitive damages) shall in no event apply to any intentional misconduct, intentional misrepresentation and/or fraud of Seller, it being agreed that in any such event Seller shall be liable to Buyer for Buyer’s actual and consequential (but not punitive) damages in connection therewith and no such limits shall apply; provided, further, however, that any liability of Seller hereunder shall be limited to claims in excess of an aggregate of Fifty Thousand and No/100 Dollars ($50,000.00). Written notice of all such claims must be delivered to Seller no later than one (1) year after the Closing Date. Seller’s representations and warranties set forth in Section 8.1 and the other Surviving Obligations of Seller, if any, shall survive the Closing for a period of one (1) year. Any claim whatsoever against Seller regarding this Agreement, any document or agreement delivered hereunder, or the Property or this transaction shall be deemed waived if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action against the Seller in a mediation or judicial proceeding pursuant to Section 14.3 below, on or before one (1) year following the Closing Date or having given such notice fails to commence mediation or litigation pursuant to Section 14.3 below asserting said claim or cause of action within two (2) years and one (1) day following the Closing Date.

8.2.3. Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement and the Closing documents, Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability or merchantability or the fitness, suitability or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, EXCEPT ONLY AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS STATE AND CONDITION AS OF CLOSING, AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY NOT SET FORTH HEREIN. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON (OTHER THAN SELLER, AS SET FORTH HEREIN), UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.1 HEREOF OR IN THE CLOSING DOCUMENTS, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.

8.2.4. Release. Except as expressly set forth in this Agreement to the contrary, and except for any claims arising under the express terms of this Agreement or any document delivered in connection with the Closing, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the “Seller Related Parties”) from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a “Buyer Related Party”), whether known or unknown at the time of this Agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the Leases and the Tenants, the Existing Loan, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters, including claims caused partly or arising partly from Seller’s negligence.

8.3. Covenants of Seller. Seller hereby covenants and agrees as follows:

8.3.1. At all times from the Effective Date through the Closing Date, Seller shall cause to be in force fire and extended coverage insurance upon the Property and commercial general liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

8.3.2. From the Effective Date through the Closing Date, Seller will not enter into any New Lease with respect to the Property without Buyer’s prior written consent, which consent (if requested prior to the end of the Inspection Period) shall not be unreasonably withheld (but if such consent is requested following the end of the Inspection Period, then Buyer may grant or withhold its consent thereto in Buyer’s sole discretion). Exercise of a renewal option or expansion right existing as of the Effective Date shall not be considered a “New Lease” for purposes of this Section 8.3.2, but shall be a “New Lease” for purposes of Section 7.7.1.6.; provided, however, that in the event any consent of Seller as “landlord” thereunder is required or permitted in connection therewith, then the terms of the following sentence shall apply thereto. Further, Seller will not modify any existing Lease, or consent to anything pursuant to any Lease for which Seller’s consent (as “landlord” thereunder) is required without first obtaining the written consent of Buyer, which (if requested prior to the end of the Inspection Period) shall not be unreasonably withheld (but if such consent is requested following the end of the Inspection Period, then Buyer may grant or withhold its consent thereto in Buyer’s sole discretion); and in any event such consent of Buyer shall be subject to the terms of the Lease regarding such consent (i.e., if the “landlord” is required to be reasonable in granting such consent, or if other requirements govern the determination of such consent, then Buyer shall be subject thereto). Buyer shall have three (3) business days in which to approve or disapprove of any New Lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent.

8.3.3. From the Effective Date through the Closing Date, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing.

8.3.4. From the Effective Date through the Closing Date, Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any agreement of any type affecting the Property that is not terminable effective on the earlier to occur of (i) 30 days notice or (ii) Closing.

8.3.5. From and after the Effective Date through the Closing Date and except to the extent Seller is relieved of such obligations by Section 11 hereof, Seller shall operate and maintain the Property in the manner in which Seller has previously operated and maintained the Property; provided, however, that Seller shall have no obligation to make any capital improvements, but Seller shall in no event remove or replace any Personal Property (except the Excluded Personal Property) from the Property following the Effective Date hereof without Buyer’s prior written consent thereto (in Buyer’s sole discretion). Seller may, but shall not be obligated to, continue work on any capital improvements in progress as of the Effective Date, which are listed on Exhibit—K attached hereto and made a part hereof; provided, however, to the extent any such capital improvements are not completed and paid for prior to Closing, Buyer shall receive a credit against the purchase price at Closing for the remaining unpaid invoice cost thereof.

8.3.6. From and after the date of Seller’s delivery of any of the Due Diligence Items set forth in Section 4.1 hereof, or the date Seller makes certain Due Diligence Items available for inspection by Buyer as set forth in Section 4.2 hereof, as applicable, no act or omission of Seller shall serve to materially change any of the information provided in connection therewith; and, in the event any such information does so materially change, or in the event Seller obtains any additional information contemplated to be provided by Section 4.1 or Section 4.2 hereof after the date of Seller’s initial delivery of such Due Diligence Items (or the date Seller makes same available, as applicable) pursuant hereto (by way of example only, and without limitation, if Seller subsequently receives any notice from a governmental authority with respect to the Property, or any notice of pending litigation), Seller shall provide an update to such applicable Due Diligence Item no less than five (5) business days prior to Closing. Without limitation to the foregoing, Seller shall provide to Buyer, no less than five (5) business days prior to Closing, updated information regarding all outstanding maintenance (including maintenance work orders) and/or repairs with respect to the Property, whether or not Buyer is required to or elects to perform any such maintenance pursuant to Section 8.3.5 hereof.

8.3.7 Without limitation to Section 8.3.6 above, from and after the Effective Date, Seller will not amend or terminate any Loan Documents (including, without limitation, shall not waive or modify any right under the Existing Loan) without obtaining Buyer’s approval of such amendment or termination, which approval may be withheld in Purchaser’s sole and absolute discretion; and Seller shall in all events comply with said Existing Loan and the terms and conditions thereof.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, as of the Effective Date, as follows:

9.1. Buyer is a limited liability company duly formed and validly existing under the laws of the State of Texas. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.2. The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

The representations and warranties set forth in this Section 9 are made as of the Effective Date of this Agreement, and shall be remade (subject to Section 10.1.1 below) as of the date of Closing in all material respects, and shall not be deemed to be merged into or waived by the instructions of Closing, but shall survive the Closing only for one (1) year.

10. Conditions Precedent to Closing.

10.1. The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

10.1.1. All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, with such changes as are shown on the Inspection Period Certificate. Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, if (i) Seller has failed to meet, comply with or perform in any material respect any conditions or agreements as aforesaid, or (ii) there has been a Material Adverse Change between the Inspection Period and the Closing Date in any of the following: (a) the representations and warranties of Seller, (b) the rent roll for the Property, or (c) the accounts receivable schedule, then Seller shall have, under either (i) or (ii), the right in Seller’s sole and absolute discretion (but not the obligation) to cure same within twenty (20) days thereafter, and the Closing Date shall be extended as reasonably necessary in connection therewith. However, notwithstanding anything herein to the contrary, if applicable, in no event shall the date of Closing be extended for any period of time which would cause the Lender to withdraw its consent to the sale of the Property or fail to close the Assumption. As used herein, a “Material Adverse Change” is a change in the facts or circumstances underlying a Seller representation or warranty, the rent roll, or the accounts receivable schedule, which arises from changes at the Property (as distinguished from changes in economic conditions in general or from casualty damage, the effect of which is otherwise addressed in this Agreement), and which causes the fair market value of the Property, as mutually agreed by the parties (and if the parties cannot agree, as determined by a mutually acceptable third party appraiser), to decrease by at least Five Hundred Thousand and No/100 Dollars ($500,000.00).

10.1.2. There shall not exist any material, adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.

10.1.3. Seller shall have obtained and delivered to Buyer estoppel certificates, no later than seven (7) business days prior to the Closing Date, in the form attached hereto as Exhibit E (or, if the Tenant refuses to execute such estoppel certificate in such form and is not required to do so per the terms of its applicable Lease, then in the form attached to its respective Lease, but in such case Buyer shall have the right to object thereto, as further set forth below) (either, a “Tenant Estoppel” and collectively, the “Tenant Estoppels”), from the following Tenants (or their successors or assigns): (i) Bury + Partners, Inc.; (ii) RGM Advisors, LLC; (iii) Endeavor Real Estate Management, Ltd.; (iv) JPMorgan Chase Bank, National Association; (v) The Headliners Club in Austin; (vi) Wright & Greenhill; (vii) John L. Wortham & Son L.P.; (viii) Smith, Robertson, Elliott, Glen, Klein & Bell, L.L.P., and (ix) Gallagher Benefit Services, Inc.; and (x) any other Tenant leasing ten thousand (10,000) square feet or more in the building located on the Real Property as of the Effective Date and/or the Closing Date; and in the event for any reason the foregoing specified Tenants do not represent 75% of the square feet leased and occupied by Tenants in such building as of the Effective Date and/or the Closing Date, then Seller shall obtain such additional Tenant Estoppels as are necessary to obtain such Tenant Estoppels from Tenants representing at least 75% of the total number of square feet leased and occupied by Tenants as of the Effective Date and/or the Closing Date (the “Required Estoppels”); and in any event Seller shall use commercially reasonable efforts to obtain a Tenant Estoppel from each and every Tenant of the building located on the Real Property as of the Effective Date and the Closing Date; provided, however, obtaining Tenant Estoppels from each and every Tenant of the building (other than the Required Estoppels) shall not be a condition precedent to the Closing hereof and Seller shall not be liable to Buyer for any failure to do so. If Seller is unable to deliver the requisite Tenant Estoppels, Buyer may either (i) waive the estoppel requirement and close as scheduled, or (ii) postpone the Closing Date for up to an additional ten (10) days, during which time Seller may continue to obtain and deliver Tenant Estoppels to Buyer. If Seller is unable on such extended Closing Date to deliver the requisite Tenant Estoppels, Buyer may waive the condition and close, or terminate this Agreement by written notice to Seller, and Buyer shall thereafter promptly return the Due Diligence Items, and in such event the Deposit shall be refunded to Buyer and neither party shall have any further rights or obligations under this Agreement, except for any such rights or obligations which expressly survive the expiration or termination of this Agreement. Buyer shall notify Seller within five (5) business days of receipt of a copy of any Tenant Estoppel of its approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of a Tenant Estoppel because of a material, adverse matter disclosed therein which is inconsistent with the applicable Lease, and Seller is unable to obtain a reasonably acceptable Tenant Estoppel prior to the Closing which discloses no material, adverse matters that are inconsistent with the applicable Lease, this Agreement shall terminate upon Buyer’s written notice to Seller and Buyer shall thereafter promptly return the Due Diligence Items, the Deposit shall be refunded to Buyer, and neither party shall have any further right or obligation hereunder (except for any such right or obligation which expressly survives the expiration or termination hereof). Notwithstanding anything to the contrary in this Section, Seller shall have the right, in Seller’s sole and absolute discretion, but not the obligation, to cure or otherwise satisfy the basis for Buyer’s disapproval of a Tenant Estoppel by the payment of money to a particular Tenant, so long as such payment does in fact cure such disapproval and Seller thereafter delivers a revised and approved Estoppel Certificate from such Tenant to Buyer.

10.1.4. If the Commitment has been entered into as contemplated under Section 2.3 hereof, the Assumption contemplated by such Commitment shall close and be consummated by Lender in accordance with the terms and conditions of such Commitment at or before Closing.

10.2. The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the following conditions precedent:

10.2.1. All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Buyer shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer’s part as required by the terms of this Agreement.

10.2.2. Seller shall have received approval of the sale from all entities comprising Seller no later than five (5) business days after the Effective Date.

10.2.3. Lender shall have consented in writing to the sale of the Property by Seller to Buyer in accordance herewith, and if the Buyer’s Financing is the Assumption, to the Assumption of the Existing Loan by Buyer in accordance herewith with a release of Seller and all guarantors, indemnitors, and affiliates of Seller from all liability thereunder (except for matters which arose during Seller’s period of ownership).

10.2.4. The Mezzanine Lender shall have consented in writing to the sale of the Property by Seller to Buyer in accordance herewith.

10.3. If any such condition is not fully satisfied by Closing, the party in whose favor the condition runs shall notify the other party and may terminate this Agreement by written notice (in all events such written notice shall be given prior to Closing) whereupon this Agreement shall be canceled, the Due Diligence Items shall be returned by Buyer to Seller, the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing rights or obligations hereunder except as otherwise expressly set forth herein; provided, however, that if either party hereto notifies the other of a failure to satisfy the conditions precedent set forth in this Section 10, such failing party may, within seven (7) days of receipt of such notice of such failure, satisfy the applicable condition, in which event the parties shall proceed to close the transaction contemplated hereby thereafter; provided, further, that, if applicable, in no event shall any such extension of time for either party to satisfy a condition hereunder be permitted that would cause Lender to withdraw its consent or fail to give its consent to the sale or to close the Assumption.

11. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, then:

11.1. if the cost of repairing such damage, as mutually and reasonably estimated by Buyer and Seller, is less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), the Closing shall proceed as scheduled, and any deductible required under Seller’s insurance with respect thereto and any insurance proceeds shall be assigned or distributed to Buyer (or a credit therefor shall be applied to the Purchase Price at Closing) to the extent not expended by Seller for restoration; or

11.2. if (a) the cost of repairing such damage, as mutually and reasonably estimated by Buyer and Seller, is equal to or greater than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), or (b) the time period for the repair thereof shall exceed ninety (90) days, or (c) such damage cannot be repaired in such a manner so that same complies in all respects with all Legal Requirements, or (d) such damage or the repairs in connection therewith results in Tenants leasing more than five percent (5%) of the square footage of the building located on the Real Property to have the right to terminate their applicable Leases, or (e) such repair shall permanently, materially and adversely affect access with respect to the Property, then, in any of such events, Buyer may elect to terminate this Agreement, in which case Buyer shall return the Due Diligence Items to Seller, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder, except for any such rights or obligations which expressly survive the expiration or termination of this Agreement. If this Agreement is not terminated in accordance with the foregoing, the Closing shall proceed as scheduled, and any deductible required under Seller’s insurance with respect thereto and any insurance proceeds shall be assigned or distributed to Buyer (or a credit therefor shall be applied to the Purchase Price at Closing) to the extent not expended by Seller for restoration.

12. Eminent Domain. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or any portion of the Property, Seller shall give Buyer immediate written notice thereof, and if the affected portion of the Property is a material portion which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer, Buyer shall return the Due Diligence Items to Seller, and neither party shall have any further rights or obligations under this Agreement, except for any such rights or obligations which expressly survive the expiration or termination of this Agreement. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not already received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

13. Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by reputable courier; (ii) by Federal Express or other nationally recognized overnight delivery service marked for overnight delivery; (iii) by facsimile; or (iv) by e-mail; provided, that, notwithstanding the foregoing regarding delivery by facsimile or e-mail, or anything herein to the contrary, hard-copy originals of any notices sent by facsimile or e-mail must be followed by simultaneous delivery of such notice via Federal Express or other nationally recognized overnight delivery service in each case marked for overnight delivery. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following direct e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Central Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

Seller:	David Mellor, Senior Vice President of Dispositions

Grubb & Ellis Realty Investors, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705 Phone: (714) 667-8252 Facsimile: (714) 918-9102
E-mail: david.mellor@grubb-ellis.com
With Required Copy to:	Philip Han

Grubb & Ellis Realty Investors, LLC
1551 N. Tustin Ave. #200 Santa Ana, CA 92705 (714) 667-8252 (714) 918-9138 fax Philip.Han@Grubb-Ellis.com
With Required Copy to:	Rick Burnett

Executive Vice President
Grubb & Ellis Realty Investors, LLC
2330 Miramonte Circle East, Ste. F
Palm Springs, CA 92264 (760) 324-0144 (866) 259-4647 fax rick.burnett@Grubb-Ellis.com
Buyer:	Jon M. Ruff

	Spire Realty Group, LP 2001 Bryan Tower, Suite 410 Dallas, Texas 75201 Phone:	(214) 740-2353

Facsimile: (214) 740-2334
	E-mail:	jonr@spirerealty.com

With Required Copy to:	Winstead PC

1201 Elm Street, Suite 5400
Dallas, TX 75270
Attn: J. Kenneth Kopf
Phone: (214) 745-5315
Facsimile (214) 745-5390
	E-mail:	kkopf@winstead.com

14. Remedies.

14.1. Defaults by Seller. This Section 14.1 shall not apply to breaches of representations and warranties, which shall be governed by Section 8.2.2. above. If there is any default by Seller under this Agreement, and such default is continuing following notice to Seller and the passage of seven (7) days immediately thereafter, during which period Seller may cure the default (in which event the date of Closing may be extended accordingly as is reasonably necessary for Seller to cure such default within such time period, but in no event shall such Closing Date be extended beyond such 7 day period or if applicable, for any period of time which would cause Lender to withdraw its consent to the sale of the Property or fail to close the Assumption), Buyer may, as it sole option, elect to either (i) declare this Agreement terminated in which case the Deposit shall be returned to Buyer and Buyer shall return the Due Diligence Items to Seller; or (ii) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance; provided, however, if Buyer does not prevail in its action for specific performance of this Agreement due to reconveyance by Seller of the Property to an unrelated third party, in violation of this Agreement and Buyer’s rights hereunder, then the Deposit shall be paid to Buyer, and Buyer shall in such event additionally have the right to seek damages incurred by Buyer in connection with this Agreement or the Property not to exceed $1,250,000.00 as a result of Seller’s conveyance of the Property in violation of this Agreement. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against the Seller in a mediation or litigation proceeding pursuant to Section 14.3 below, on or before ten (10) days following the Closing Date or having given such notice fails to commence such mediation or litigation pursuant to Section 14.3 below asserting said claim or cause of action within thirty (30) days following the Closing Date.

14.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, and such default is continuing following notice to Buyer and the passage of seven (7) days immediately thereafter, during which period Buyer may cure the default (in which event the date of Closing may be extended accordingly as is reasonably necessary for Buyer to cure such default within such time period, but in no event shall such Closing Date be extended beyond such 7 day period or if applicable, for any period of time which would cause Lender to withdraw its consent or fail to give its consent to Buyer’s Assumption of the Existing Loan), then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further rights or obligations hereunder, except any which survive the expiration or termination of this Agreement pursuant hereto. The parties agree that Seller will suffer damages in the event of Buyer’s default of its aforesaid obligations, that the Deposit represents a reasonable forecast of just compensation for the harm that would be caused by such default by Buyer, and that the harm that would be caused by such default is one that is incapable, or very difficult, of accurate estimation. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and, if requested in writing by Seller, any or all of Buyer’s Reports as further set forth in and in accordance with Section 6.2 hereof.

14.3. Mediation. If a claim, dispute or controversy shall arise between the parties hereto, whether in contract, statute, tort, fraud, misrepresentation or other legal theory, related directly or indirectly to this Agreement, then either party hereto shall have the right to notify the other that it wishes to mediate such claim, controversy or dispute prior to the filing of suit or other action in connection therewith, and the parties agree in such event of such request to reasonably endeavor to mediate such claim, controversy or dispute prior to the filing of suit or other action with regard thereto (except to the extent that the filing of any such suit or other action is earlier required in order to avoid violation of statutes of limitation or similar legal requirements) within thirty (30) days after the delivery of any such notice and request for such mediation; whereupon, duly authorized representatives of each of the parties hereto shall meet at a mutually agreed time and place to attempt, with diligence and good faith, to mediate and resolve such claim, dispute or controversy; provided, further, that should a mutual resolution not be obtained at the meeting and mediation of such representatives for such purpose or should no such meeting or mediation take place within such thirty (30) day period, then either party hereto may thereafter proceed to suit or other action in connection with such claim, dispute or controversy without further obligation hereunder to mediate, arbitrate or otherwise endeavor to resolve and settle such claim, dispute or controversy.

15. Assignment. Buyer may assign its rights under this Agreement to any entity which controls, is controlled by or is under common control with Buyer, without the consent of Seller being required with respect thereto; provided, however, that Buyer shall have no such right unless a written assignment agreement is delivered to Seller no later than seven (7) days before the then-scheduled date of Closing; and further provided that no such assignment shall relieve Buyer of its obligations hereunder; and further provided that no such assignment, if proposed prior to the date of the Commitment, if applicable, shall cause Lender to fail to consent to the sale of the Property or enter into the Commitment; and further provided that such assignment, if proposed after the date of the Commitment, if applicable, must be approved in writing by the Lender no later than three (3) business days before the Closing Date. Seller may not assign its rights or obligations under this Agreement without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole and absolute discretion.

16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorney’s Fees. In the event it becomes necessary for either party to commence mediation or file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover from the non-prevailing party in such action, in addition to all other remedies or damages, the prevailing party’s reasonable attorneys’ fees and costs of court incurred in such mediation or suit, including those related to any appeal or review.

19. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement, if any, shall be binding upon the parties hereto nor shall they affect or be effective to interpret, change or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20. Multiple Originals; Counterparts; Signatures. The parties may execute numerous originals of this Agreement. Each such executed Agreement and copies of the same shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire Agreement. Signatures transmitted by facsimile or e-mail for any notices delivered hereunder shall be treated as originals in all respects; provided, however, that original counterparts thereof shall be distributed within one (1) day as further set forth in Section 13 hereof.

21. Time of the Essence; Business Day Convention. Time is of the essence of this Agreement. Except as provided in Section 7.3.1, time periods hereunder shall be deemed to expire at 5:00 p.m. Central Standard or Daylight Savings Time, as applicable. If the final date of any period falls upon a Saturday, Sunday or legal holiday under Federal law, or the laws of the State in which the Real Property is located, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday under Federal law, or the laws of the State in which the Real Property is located.

22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that such representing party has not contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that: (i) Seller has contracted with Holiday Fenoglio Fowler, L.P. as its sales broker and will pay any sales commission due to said broker under a separate agreement, if, but only if, Closing occurs pursuant to this Agreement, and (ii) Buyer has contracted with Holiday Fenoglio Fowler, L.P. as its loan broker and will pay any loan brokerage commission due to said broker under a separate agreement. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section 22. Seller hereby indemnifies and agrees to defend and hold harmless Buyer from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting to Buyer by reason of a breach of Seller’s obligation to pay any sales commission due to Holiday Fenoglio Fowler, L.P. as set forth in this Section 22. Buyer hereby indemnifies and agrees to defend and hold harmless Seller from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting to Seller by reason of a breach of Buyer’s obligation to pay any loan brokerage commission due to Holiday Fenoglio Fowler, L.P. as set forth in this Section 22. The provisions of this Section 22 shall survive Closing.

23. Exchange. Seller (or, if applicable, each entity comprising Seller) reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Code. In such event, Buyer shall reasonably cooperate in structuring such disposition as part of an exchange, provided that (a) Seller notifies Buyer in writing no later than ten (10) days before the then-scheduled date of Closing thereof, (b) all costs, fees, and expenses in connection therewith shall be the sole responsibility of Seller, and Seller shall indemnify, defend and hold harmless Buyer from and against any such costs, fees, and expenses incurred by Buyer due thereto; (c) the Closing shall not be delayed or affected by reason of any such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to Seller’s obligations and covenants under this Agreement; (d) Buyer shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating such exchange; and (e) Seller may assign its interest in this Agreement in connection with such exchange to a qualified exchange intermediary of its choosing pursuant to an assignment agreement reasonably acceptable to Buyer. Buyer shall not, by this Agreement or acquiescence to any such exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner, or (2) be responsible for compliance with (or be deemed to have warranted to any party thereto that any exchange in fact complies with) the Code. The terms of this Section shall survive Closing.

24. Confidentiality. All non-public information provided by either party hereto to any other party hereto, or obtained by either party hereto relating to the Property in connection with this Agreement (including, without limitation, in the course of Buyer’s inspection of the Property), including, without limitation, (a) the Due Diligence Items, (b) any environmental assessment or audit, (c) the identities of Buyer and Seller, and the fact that they have entered into this Agreement, and (d) the terms of this Agreement (collectively, the “Information”) shall be treated as confidential by Buyer and Seller. Buyer and Seller each agrees to transmit the Information only to such of its partners and/or principals, attorneys, accountants, contractors, vendors, agents, representatives, employees, consultants, equity investors and lenders (“Representatives”) who need to know the Information for the sole purpose of their review or exercise of their duties in connection with this Agreement, and who agree to maintain the confidentiality of such Information in accordance herewith. Buyer and Seller agree not to make any public announcements or disclosures prior to the Closing of the transaction contemplated hereby, except as otherwise expressly contemplated hereby, without the prior written consent of the other party. In the event that this transaction is not closed for any reason, then each party hereto shall (without representation or warranty by either party and without recourse to either party) return to the other party hereto all copies of all Information in its possession or in the possession of any of its Representatives belonging to or relating to the other party hereto, shall maintain the confidentiality of the Information, and shall require all Representatives not to disclose any Information to any other party. The provisions of this Section 24 shall survive the termination of this Agreement. Either party (and the holders of their respective ownership interests) is expressly authorized to disclose the Agreement itself and the terms thereof in connection with any filings made to the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, either party hereto may disclose any Information as may be required by law or in connection with any legal proceedings, or as may be required in connection with either party’s enforcement of this Agreement.

25. Limitation of Liability. Any and all liabilities and obligations of Buyer under this Agreement shall be satisfied solely out of the properties and assets of Buyer, as they may exist from time to time, and in no event shall the properties or assets of the direct or indirect partners of Buyer, or of the affiliate partnerships or corporations or successors or assigns of any such direct or indirect partners or affiliates, or the directors, officers or shareholders of any of the foregoing, be subject to satisfaction of any liabilities or obligations of Buyer under this Agreement.

26. Exclusive Rights. Seller agrees that, following the Effective Date hereof, it shall in no event (nor shall it permit any other person, agent or employee to) market the Property or negotiate with any other person or party (other than Buyer in connection with this Agreement) for the purchase and sale of the Property during the term of this Agreement, it being agreed that, so long as this Agreement is in force and effect and has not been either closed or terminated in accordance with the terms hereof, Buyer shall have the sole right with respect to the purchase and sale of the Property pursuant to the terms and conditions of this Agreement (but with no limitation on the ability of either party to terminate this Agreement if expressly provided for herein). As used herein, the term “market” shall not include receiving unsolicited phone calls or other similar inquiries about the potential purchase or sale of the Property and delivering offering memoranda, Argus pro forma, and related information about the Property; however, in the event of any such inquiry, Seller shall not discuss or provide any information regarding the potential purchase or sale of the Property under this Agreement or any terms thereof (including, without limitation, any information on potential pricing related thereto), nor shall Seller conduct any negotiations in connection therewith; and only for so long as this Agreement has not been terminated or deemed terminated for any reason, Seller shall not enter into any contracts or other agreements regarding the purchase or potential purchase of the Property to any person or party other than Buyer (i.e., whether or not any such contract or other agreement is effective only upon the termination of this Agreement or is otherwise subject to the terms hereof).

27. Parties Not Bound. Delivery of drafts of this Agreement, and all discussions and written communications regarding drafts of this Agreement, are preliminary discussions only and shall not serve as the basis for any claim of any kind between the parties including any claim of reliance, estoppel, breach of good faith or breach of contract. Neither party is bound unless and until a fully executed Agreement is delivered by both parties.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Effective Date.

SELLER:

NNN CHASE TOWER REO, LP
a Texas limited partnership

By: NNN Chase Tower, LLC,
a Delaware limited liability company,
its general partner

By: Grubb & Ellis Realty Investors, LLC

f/k/a Triple Net Properties, LLC,
a Virginia limited liability company,
its Vice President

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President
Date: November 18, 2009

NNN OF8 CHASE TOWER REO, LP
a Texas limited partnership

By: NNN OF8 Chase Tower, LLC,

a Delaware limited liability company,
its general partner

By: Grubb & Ellis Realty Investors, LLC
f/k/a Triple Net Properties, LLC,
a Virginia limited liability company,
its Vice President

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President
Date: November 18, 2009

NNN VF CHASE TOWER REO, LP
a Texas limited partnership

By: NNN VF Chase Tower, LLC,

a Delaware limited liability company,
its general partner

By: Grubb & Ellis Realty Investors, LLC
f/k/a Triple Net Properties, LLC,
a Virginia limited liability company,
its Vice President

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President
Date: November 18, 2009

CBD CHASE TOWER, LP
a Texas limited partnership

By: CBD Chase Tower GP I, LLC,

a Delaware limited liability company,
its general partner

By: /s/ Bryce Miller
Name: Bryce Miller
Title: Executive Vice President

Date: November 19, 2009

BUYER:

221 WEST SIXTH STREET, LLC,

a Texas limited liability company

By: /s/ Caleb S. Smith
Name: Caleb S. Smith
Title: President

Date: November 18, 2009

CONSENT OF ESCROW HOLDER

Escrow Holder hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Deposit from Buyer in the amount of One Million and No/100 Dollars ($1,000,000.00) and (b) a fully executed counterparty of this Agreement on November 23 , 2009.

CHICAGO TITLE INSURANCE COMPANY

By: /s/ Ellen Schwab
Name: Ellen Schwab
Title: Escrow Officer
Date: November 23, 2009